Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208962, 333-200679 and 333-190301) of Luxoft Holding, Inc. of our reports dated July 14, 2017, relating to the financial statements of Luxoft Holding, Inc and the effectiveness of internal control over financial reporting of Luxoft Holding, Inc, included in this Annual Report on Form 20-F of Luxoft Holding, Inc for the year ended March 31, 2017 as filed with the Securities and Exchange Commission on July 14, 2017.

Ernst & Young LLC

/s/ Ernst & Young LLC
Moscow, Russia

July 14, 2017